Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 3 to Registration Statement No. 333-210689 of our report dated March 16, 2016 (April 25, 2016 as to the effects of the reverse stock split discussed in Note 2) relating to the financial statements of Intellia Therapeutics, Inc. (successor to Intellia Therapeutics, LLC) and subsidiaries appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

April 25, 2016